PRINCIPAL FUNDS, INC.
SUB-ADVISORY  AGREEMENT AMENDMENT
BROOKFIELD INVESTMENT MANAGEMENT INC


This AMENDMENT to the Sub-Advisory Agreement between Principal
Management Corporation (the "Manager") and BROOKFIELD
INVESTMENT  MANAGEMENT INC (the "Sub-Adviser"),  executed as of
February 3, 2012 (the "Sub-Advisory Agreement") with respect to Diversified Real Asset Fund, is effective as of July 1, 2015.

1.	The Agreement is hereby amended to add the following as
Section 12:

The Sub-Advisor acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures
Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub- Advisor under Sections
8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Sub-Advisor is subject or has been advised it is a target.


The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Sub-Advisory Agreement or any earlier amendment, the terms of this Amendment shall prevail.

PRINCIPAL MANAGEMENT
CORPORATION

BROOKFIELD INVESTMENT


MANAGEMENT INC



By:  /s/ Michael J. Beer

By:  /s/ Jonathan C. Tyras



PRINT NAME:  Michael J. Beer

PRINT NAME:  Jonathan C. Tyras



TITLE:  President & CEO

TITLE:  CFO & General Counsel



DATE:  07/01/2015

DATE:  June 22, 2015